OPERATING AGREEMENT

FOR

MOLINA INFORMATION SYSTEMS, LLC

This Agreement is effective as of
December 17, 2009

TABLE OF CONTENTS

Recital

ARTICLE I
Introductory Matters

1.1	FORMATION OF COMPANY

1.2	NUMBER OF MEMBERS

1.3	REGULATION OF INTERNAL AFFAIRS BY THE AGREEMENT

1.4	LAWS GOVERNING THE AGREEMENT

1.5	TERM OF THE AGREEMENT

1.6	USE OF FULL LEGAL NAME OF COMPANY REQUIRED

1.7	LIMITATION OF AUTHORITY OF THE MEMBER

1.8	LIMITATIONS ON CONTRACTION OF DEBTS

1.9	SOLE LIABILITY FOR DEBTS OF COMPANY

1.10	TITLE TO ALL PROPERTIES IN NAME OF COMPANY

1.11	REQUIRED MAINTENANCE OF REGISTERED OFFICE

1.12	PLACES OF BUSINESS OUTSIDE CALIFORNIA

1.13	OTHER FORMATION MATTERS
A.    Adoption of Company Seal
B.    Maintenance of Company Minute Book
C.    Establishment of Bank and Investment Accounts
D.    Reimbursement of Expenses of Organization

1.14	DEFINITIONS OF GENERAL TERMS
A.    "Act"
B.    "Affiliate"
C.    "Agreement"
D.    "Articles"
E.    "Capital Contributions"
F.    "Distribution"
G.    "Company"
H.    "Interest"
I.    "Manager"
J.    "Member"
K.    ''Net Profits"
L.    "Net Losses"
M.    "Percentage Interest"
N.     "Person"
O.    "Secretary of State"

ARTICLE II
The Initial Member, Capital Contributions and Withdrawals, Membership Interests, Admissions, Certificates,
Limitations on Liabilities and Responsibilities of Member

2.1	NAMES AND ADDRESSES OF THE INITIAL MEMBER, INITIAL CAPITAL CONTRIBUTIONS, NATURE OF INTEREST AND RESTRICTION TO ONE MEMBER

2.2	FORM OF CAPITAL CONTRIBUTIONS

2.3	ACCEPTANCE OF ADDITIONAL CAPITAL CONTRIBUTIONS

2.4	LIMITATIONS ON WITHDRAWALS OF CAPITAL CONTRIBUTION

2.5	PERCENTAGE INTEREST OF THE MEMBER

2.6	ADMISSION OF ADDITIONAL MEMBER

2.7	CERTIFICATE OF MEMBERSHIP INTEREST

2.8	CANCELLATION OF CERTIFICATE OF MEMBERSHIP

2.9	REPLACEMENT OF LOST, STOLEN, OR DESTROYED CERTIFICATE

2.10	LIMITATION ON LIABILITY OF MEMBER AND MANAGERS

2.11	LIABILITY OF THE MEMBER TO COMPANY
A.    Liability of the Member to Company
B.    The Member as Trustee for Company
C.    Waiver of Liability of the Member
2.12    NO RESPONSIBILITY FOR PRE-FORMATION COMMITMENTS

ARTICLE III
Management and Control of Business of the Company

3.1	MANAGEMENT OF COMPANY AND ELECTION OF MANAGER
A.    Management of the Company by the Manager
B.    Appointment of the Manager by the Member
C.    Removal of a Manager
3.2     SPECIFIC DUTIES OF MANAGERS
A.    Qualification to Conduct Business in Other Jurisdictions
B.    Safekeeping of Funds of the Company
C.    Manager to Hire Employee for Record Keeping.
D.    Warranted Reliance by the Manager on Others
E.    Other Activities of Manager Permitted
3.3     POWERS OF THE MANAGER
A.    Powers of Manager
B.    Limitations on Powers of the Manager in Extraordinary Matters
C.    Manager as the Agent of the Company
D.    Acts of a Manager as Conclusive Evidence of Authority
E.    Reliance on Certificate of Manager
3.4     OFFICERS OF COMPANY
A.    Appointment of Officers

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B.    Term, Removal and Filling of Vacancy of Officers
C.    Salaries of Officers
3.5     CONFLICTS OF INTEREST
ARTICLE IV
Allocations of Net Profits, Net Losses and Distributions and Capital Accounts
4.1     ALLOCATION OF NET PROFITS AND NET LOSSES
4.2     TAX REPORTING BY MEMBER
4.3     DISTRIBUTIONS SUBJECT TO LIMITATIONS
4.4     ESTABLISHMENT AND MAINTENANCE OF CAPITAL ACCOUNT

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ARTICLE V
Transfer, Assignment and Termination of lnterests and Substitution

5.1	TRANSFER AND ASSIGNMENT OF INTERESTS

5.2	RESTRICTIONS ON TRANSFER OF INTERESTS

5.3	EFFECTIVE DATE OF PERMITTED TRANSFERS

5.4	NO EFFECT TO TRANSFERS IN VIOLATION OF AGREEMENT

5.5	TERMINATION OF INTEREST
ARTICLE VI
Dissolution and Winding Up

6.1	CONDITIONS OF DISSOLUTION

6.2	CERTIFICATE OF DISSOLUTION

6.3	WINDING UP

6.4	RESPONSIBILITIES OF MANAGER FOR WINDING UP

6.5	ORDER OF PAYMENT OF LIABILITIES UPON DISSOLUTION
ARTICLE VII
Indemnification

7.1	POWER OF COMPANY TO INDEMNIFY

7.2	RIGHT OF COVERED PERSONS TO INDEMNITY

7.3	ADVANCEPAYMENT

7.4	POWER TO PURCHASE INSURANCE

ARTICLE VIII
Accounting, Records and Reporting

8.1	ACCOUNTING DECISIONS AND RELIANCE ON OTHERS

8.2	MAINTENANCE OF BOOKS AND RECORDS AND ACCOUNTING

8.3	PROVISION OF ACCESS FOR MEMBER TO ACCOUNTING RECORDS

8.4	REQUIRED DELIVERY OF ANNUAL TAX INFORMATION TO MEMBER

8.5	TAX MATTERS

8.6	PERIODIC FILING BY COMPANY
ARTICLE IX
Miscellaneous

9.1	ADDITIONAL DOCUMENTS AND ACTS

9.2	ACTION OR CONSENT BY MEMBER

9.3	AMENDMENTS TO THE AGREEMENT

9.4	BINDING EFFECT OF AGREEMENT

9.5	COMPLETE AGREEMENT

9.6	EXHIBITS INCORPORATED

9.7	GENDER AND NUMBER IN NOUNS AND PRONOUNS

9.8	HEADINGS FOR CONVENIENCE ONLY

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9.9	MULTIPLE COUNTERPARTS

9.10	NO THIRD PARTY BENEFICIARY

9.11	NOT FOR BENEFIT OF CREDITORS

9.12	NOTICES UNDER THE AGREEMENT

9.13	NO PUBLICITY

9.14	REFERENCES TO THE AGREEMENT

9.15	RELIANCE ON AUTHORITY OF PERSONS SIGNING AGREEMENT

9.16	EVERABILITY OF PROVISIONS

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EXHIBIT A

CAPITAL CONTRIBUTION OF THE SOLE MEMBER OF MOLINA INFORMATION SYSTEMS, LLC

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OPERATING AGREEMENT FOR
MOLINA INFORMATION SYSTEMS, LLC

Recital

This Operating Agreement, effective as of the date of organization of the Company on December 17, 2009, governs the relationship between and among the Company and the Member, pursuant to the Act and the Articles, as either may be amended, supplemented, corrected, or restated from time to time. In consideration of their mutual promises, covenants, and agreements, the parties hereto do hereby promise, covenant, and agree as follows:

ARTICLE I

Introductory Matters

1.1     FORMATION OF COMPANY AND NAME

Pursuant to the Act, the organizer has formed a limited liability company under the laws of the State of California by the filing, effective as of December 17, 2009, the Articles for Molina Information Systems, LLC (the "Company"). The existence of the Company shall be effective as of the date of filing and acceptance of the Articles by the Secretary of State. The acceptance of the Articles by the Secretary of State shall be conclusive evidence that all conditions precedent required to be performed by the organizers have been complied with and that the Company has been organized under the Act. The business of the Company shall be conducted under such name until such time as the Member shall hereafter designate otherwise and file amendments to the Articles in accordance with applicable law.

1.2     NUMBER OF MEMBERS

Pursuant to the Act, the Company may have only one member and has been organized with only one member. Pursuant to the Act, Articles, and Paragraph 2.6 of the Agreement, additional persons may be admitted as an additional member or members as the case may be provided only that a new Operating Agreement is signed by the Member and the additional member or members.

1.3     REGULATION OF INTERNAL AFFAIRS BY THE AGREEMENT

Consistent with the Articles and the Act, the internal affairs of the Company shall be regulated by the Agreement as it shall be amended by the Member as provided in Paragraph 9.2 from time to time.

1.4     LAWS GOVERNING THE AGREEMENT

The Agreement is subject to and governed by the mandatory provisions of the Act and the Articles filed with Secretary of State, as both are amended from time to time. In the event of a direct conflict between the provisions of the Agreement and the mandatory provisions of the Act or the provisions of the Articles, such provisions of the Act or the Articles, as the case may be, will be controlling.

1.5     TERM OF THE AGREEMENT

The term of the Agreement shall be co-terminus with the period of duration of the Company provided in the Articles unless the Company is earlier terminated upon its voluntary or involuntary dissolution.

1.6     USE OF FULL LEGAL NAME OF COMPANY

The name of the Company, Molina Information Systems, LLC, doing business as Molina Medicaid Solutions, or a recognizable portion or variant thereof, shall appear on correspondence, stationery, checks, invoices, and any documents and papers executed by the Company, or as otherwise required by the Act.

1.7     LIMITATION OF AUTHORITY OF THE MEMBER

The Member, unless appointed and acting as a Manager, shall not have any authority to act for, or to undertake or assume, any obligation, debt, duty or responsibility on behalf of the Company.

1.8    LIMITATIONS ON CONTRACTION OF DEBTS

Except as otherwise provided in the Agreement, including Subparagraph 3.3.B, no debt shall be contracted or liability incurred by or on behalf of the Company, except by the Manager if done within the scope of the powers of a Manager described in Paragraph 3.3.

1.9     SOLE LIABILITY FOR DEBTS OF COMPANY

The Company shall be solely liable for its own debts, obligations, and liabilities.

1.10     TITLE TO ALL PROPERTIES IN NAME OF COMPANY

Real and personal property owned or acquired by the Company shall be held and owned, and conveyance made, in the name of the Company. Instruments and documents providing for the acquisition, mortgage, or disposition of property of the Company shall be valid and binding upon the Company, except as otherwise provided in the Agreement, including Subparagraph 3.3.B., if executed by one (1) or more Managers of the Company.

1.11	REQUIRED MAINTENANCE OF REGISTERED OFFICE, AGENTS, AND RECORDS

The Company shall have and continuously maintain a registered office in the State of California and registered agent whose business office is identical with the registered office in the State of California as required by the Act. The principal office of the Company, if any, shall be in such location as the Manager may determine from time to time. The Company shall keep and maintain appropriate books, records, and filings in accordance with and as required by the Act.

The Company shall have an agent for service of process in California who may be either a natural person or a corporation meeting the qualifications of the Act. Every agent for service of process must have a street address for the receipt of service of process. The street address of the agent for receipt of service of process is the registered office of the limited liability company in California.

Within 30 days after changing the location of his office from one address to another in California, the agent for service of process shall file a certificate with the Secretary of State setting forth the name of the Company, the address at which the agent has maintained the office for the Company, and the new address to which the office is transferred.

1.12    PLACES OF BUSINESS OUTSIDE CALIFORNIA

The Manager may conduct the business of the Company in jurisdictions outside the State of California, appoint agents for service of process, and make filings as may be required or desirable under the laws of such other places.
1.13    OTHER FORMATION MATTERS

A.    Adoption of the Company Seal

The Member may adopt a company seal circular in form containing the words Molina Information Systems, LLC together with the date and place of organization of the Company.

B.    Maintenance of the Company Minute Book

The Member may authorize the maintenance of a Company Minute Book to include the Articles, the Agreement, and any amendments thereto and the minutes of meetings (or consents in lieu of meetings) of the Member and the Manager and other important documents of the Company.

C.    Establishment of Bank and Investment Accounts

The Member may authorize the establishment of one or more depository and investment accounts for the funds of the Company and designate persons authorized to draw against (or direct) such accounts on behalf of the Company (more specifically described elsewhere in the Agreement).

D.    Reimbursement of Expenses of Organization

The Member may authorize the Company to pay the Member's expenses of organization and to reimburse any person advancing funds for this purpose.

1.14     DEFINITIONS OF GENERAL TERMS

The terms used in the Agreement with their initial letters capitalized shall, unless the context otherwise requires, have the meanings specified in this Paragraph 1.14 or, if not defined in this Paragraph 1.14, elsewhere in the Agreement. When used in the Agreement, the following terms shall have the meanings set forth below:

A.    "Act" shall mean the Beverly-Killea Limited Liability Company Act found at California Corporations Code, Title 2.5, Sections 17000 through 17656, as the same may be amended from time to time.

B.    "Affiliate" shall mean any individual, partnership, corporation, trust, or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, the Member. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50 percent of the voting rights attributable to the controlled corporation, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

C.    "Agreement" shall mean this Operating Agreement, as originally executed and as amended from time to time, and shall refer to the Agreement as a whole, unless the context otherwise requires, under which the affairs, conduct of business, and relations between the Company and the Member are governed.

D.    "Articles" shall mean the Articles of Organization for the Company originally filed with the Secretary of State of the State of California and as amended, supplemented, corrected, or restated from time to time and shall refer to the Articles as a whole unless the context otherwise requires.

E.    "Capital Contributions" shall mean the total value of cash and fair market value of property (including promissory notes) contributed and/or services rendered or to be rendered to the Company by the Member, as shown in Exhibit A, as the same may be amended from time to time reduced by any distributions to the Member as a return of "Capital Contributions".

F.    "Distribution" shall mean a transfer of money, property or other benefit from the Company to, or for the benefit of the Member in the Member's capacity as a Member, or to, or for the benefit of, an assignee of an Interest in respect of Interest.

G.    The "Company" shall mean Molina Information Systems, LLC, doing business as
Molina Medicaid Solutions.

H.    "Interest" in the Company shall mean the entire ownership interest of the Member in the Company at any particular time, including the right of the Member to any and all economic benefits and management rights to which the Member may be entitled as provided in the Agreement and under the Act, including all profits, losses, deductions, credits, and distributions together with the obligations of the Member, under the Act, the Articles and the Agreement.

I.    "Manager" shall be a person designated and authorized in the Agreement or such person's successors who are elected and qualified under the Agreement to manage the Company or otherwise to act as agent of the Company and to execute management duties as specified in the Agreement. If more than one person is serving as Manager, reference to "Manager" shall mean "Managers" unless the context indicates otherwise.

J.    "Member" shall mean a person (other than any person who has withdrawn, died, or retired) who is an initial signatory to the Agreement and any other person who may subsequently be a signatory to the Agreement and admitted in accordance with Paragraph 2.6.

K.    "Net Profits" shall mean all items of income (including all items of gain and including income exempt from tax) as properly determined for "book purposes" using the basis of assets determined in accordance with federal income tax principles (including rules governing depreciation and amortization).

L.    ''Net Losses" shall mean all items of loss (including deductions) as properly determined for "book purposes" using the basis of the assets of the Company as determined in accordance with federal income tax principles (including rules governing depreciation and amortization).

M.    "Percentage Interest" shall mean the percentage of the Member set forth opposite the name of the Member under the column "Member's Percentage Interest" in Exhibit A hereto, as it may be amended from time to time.

N.    "Person" includes individuals, general partnerships, limited partnerships, other limited liability companies, corporations, trusts, estates, real estate investment trusts, and any other associations.

O.    "Secretary of State" shall mean the Secretary of State of the State of California or his or her duly appointed delegate unless another jurisdiction is mentioned in the same context therewith.

ARTICLE II

The Initial Member, Capital Contributions and Withdrawals, Membership Interests, Admissions, Certificates,
Limitations on Liabilities and Responsibilities of Member

2.1	NAMES AND ADDRESSES OF THE INITIAL MEMBER, INITIAL CAPITAL CONTRIBUTIONS, NATURE OF INTEREST, AND RESTRICTION TO ONE MEMBER

The initial Member's name, address, and Capital Contribution to the Company and Percentage Interest in the Company are set forth on Exhibit A, as it may be amended from time to time. The interest of the Member in the Company is personal property. The Member has no interest in specific property of the Company. Unless the Agreement is amended pursuant to Paragraph 9.2 to provide otherwise, the Company shall never have more than one person as its Member on any given date.

2.2     FORM OF CAPITAL CONTRIBUTIONS

As provided in the Articles, the initial Capital Contributions of the Member shall be in the form of cash, property contributions (including promissory notes), or services rendered, or promissory notes or other binding obligations to contribute cash or property or to perform services. Any subsequent Capital Contributions may be in any type of property or cash (including promissory notes) or services rendered or to be rendered as may be agreed upon by the Member. The Member shall not be required to make any Capital Contributions to the Company other than the capital contributions set opposite to the name of the Member on Exhibit A, as it may be amended from time to time.

2.3     ACCEPTANCE OF ADDITIONAL CAPITAL CONTRIBUTIONS

In order to obtain additional funds or for other business purposes, the Member may at the Member's sole discretion make additional Capital Contributions to the Company.

2.4     LIMITATIONS ON WITHDRAWALS OF CAPITAL CONTRIBUTION

The Member shall have the right to demand and receive property of the Company or any distribution in return for the Member's Capital Contributions, only: (a) upon dissolution of the Company as provided in Paragraph 6.5 and 6.6, or (b) as otherwise permitted under the Act and by state law. In all cases, the Member shall not receive out of the Company property any part of the Member's Capital Contributions unless or until all liabilities of the Company, except liabilities to the Member on account of the Member's Capital Contributions, have been paid or there remains property of the Company sufficient to pay them and adequate reserves for any reasonably foreseeable debts.

2.5    PERCENTAGE INTEREST OF THE MEMBER

The Percentage Interest of the Member shall be 100 percent for all purposes under the Agreement.

2.6    ADMISSION OF ADDITIONAL MEMBER

As provided in the Articles and in conformity with Paragraph 2.1, the Member may admit to the Company an additional Member or Members who will participate in the profits, losses, available cash flow, and ownership of the assets of the Company on such terms as are determined by the Member. Admission of any person as an additional Member shall in all events require a new Operating Agreement to be signed by the Member and any such additional Member or Members. The Member acknowledges that the admission of one or more additional Members may result in adverse federal and/or state tax consequences.

2.7    CERTIFICATE OF MEMBERSHIP INTEREST

An Interest in the Company may be represented by a certificate of membership. The exact contents of a certificate of membership may be determined by the Manager but shall be issued substantially in conformity with the following requirements. The certificates of membership shall be respectively numbered serially, as they are issued, shall be impressed with the Company seal or a facsimile thereof, and shall be signed by the Manager. Each certificate of membership shall state the name of the Company, the fact that the Company is organized under the laws of the State of California as a limited liability company, the name of the person to whom issued, the date of issue, and the Percentage Interest represented thereby. A statement of the designations, preferences, qualifications, limitations, restrictions, and special or relative rights of the Interests shall be summarized on the face or back of the certificates, which the Company shall issue, or in lieu thereof, the certificate may set forth that such a statement or summary will be furnished to any holder of the Interests upon request without charge.

2.8    CANCELLATION OF CERTIFICATE OF MEMBERSHIP

All certificates of membership surrendered to the Company for transfer shall be canceled and no new certificates of membership shall be issued in lieu thereof until the former certificates for a like number of membership Interests shall have been surrendered and canceled, except as herein provided with respect to lost, stolen, or destroyed certificates.

2.9    REPLACEMENT OF LOST, STOLEN, OR DESTROYED CERTIFICATE

If the Member claims that the Member's certificate of membership is lost, stolen, or destroyed, the Member may make an affidavit or affirmation of that fact and lodge the same with the Manager of the Company, accompanied by a signed application for a new certificate. Thereupon, and upon the giving of a satisfactory bond of indemnity to the Company not exceeding an amount double the value of the Interests as represented by such certificate (the necessity for such bond and the amount required to be determined by the Manager), a new certificate may be issued of the same tenor and representing the same Percentage Interest as were represented by the certificate alleged to be lost, stolen, or destroyed.

2.10     LIMITATION ON LIABILITY OF MEMBER AND MANAGERS

Neither the Member nor Manager shall be liable under a judgment, decree, or order of a court, or in any other manner, for a debt, obligation, or liability of the Company, except as provided by law. The Member shall not be required to loan any funds to the Company. The Member shall not be required to make any contribution to the Company by reason of any negative balance in the Member's capital account, nor shall any negative balance in the Member's capital account create any liability on the part of the Member to any third party.

2.11	LIABILITY OF THE MEMBER TO THE COMPANY

A.    Liability of the Member to the Company

The Member is liable to the Company: (i) for the difference between the Member's contribution to capital as actually made and that stated in the Articles, Agreement, subscription for contribution, or other document executed by the Member as having been made by the Member; and (ii) for any unpaid contribution to capital which the Member agreed in the Articles, the Agreement, or other document executed by the Member to make in the future at the time and on the conditions stated in the Articles, Agreement, or other document evidencing such Agreement.

B.    The Member as Trustee for the Company

The Member holds as trustee for the Company (i) specific property stated in the Articles, the Agreement, or other document executed by the Member as contributed as a Capital Contribution by such Member, but which was not contributed or which has been wrongfully or erroneously returned; and (ii) money or other property wrongfully paid or conveyed to such Member on account of Member's Contribution.

C.    Waiver of Liability of the Member

The liabilities of the Member as set out in this Paragraph 2.11 can be waived or compromised only by the consent of the Member; but a waiver or compromise shall not affect the right of any creditor of the Company who extended credit or whose claim arose after the filing and before a cancellation or amendment of the Articles to enforce the liabilities.

2.12     NO RESPONSIBILITY FOR PRE-FORMATION COMMITMENTS

In the event that the Member (or any of such Member's shareholders, or Affiliates) has incurred any indebtedness or obligation prior to the date hereof that related to or otherwise affects the Company, the Company shall not have any liability or responsibility for or with respect to such indebtedness or obligation unless such indebtedness or obligation is assumed by the Company pursuant to a written instrument signed by the Member. Furthermore, the Company shall not be responsible or liable for any indebtedness or obligation that is hereafter incurred by the Member (or any of the Member's shareholders or Affiliates).

ARTICLE III

Management and Control of Business of the Company

3.1	MANAGEMENT OF COMPANY AND ELECTION OF MANAGER

A.    Management of the Company by the Manager

All powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Manager, or Managers if more than one, unless otherwise provided in the Act, the Articles, or the Agreement. As provided in the Articles and as may be limited by the Act and the Agreement, the management of the Company shall be vested in the Manager. Unless the Member by resolution determines otherwise, the Member shall be the Manager. Hereinafter, if more than one person is serving as Manager, reference to "Manager" or "the Manager" shall mean "Managers" unless the context indicates otherwise. The Manager or Managers are not required to hold meetings. The Member, unless also a Manager, shall neither participate in the day to day operation of the business affairs of the Company nor act on behalf of the Company other than solely in the capacity of the Member.

B.    Appointment of the Manager by the Member

The Manager shall be appointed by resolution of the Member. A Manager need not be a Member, an individual, or a resident of the State of California. The person or persons appointed as Manager shall serve for a term expiring at the earlier of (i) the date specified in the appointment not later than ten years after the date of appointment, and (ii) the date on which he, she or it is removed, resigns or becomes disabled and unable to serve. Notwithstanding the foregoing, a Manager whose term has expired continues to serve until a successor is elected and qualifies.

C.    Removal of a Manager

A Manager may be removed by resolution of the Member. The person appointed to fill a vacancy shall serve as a Manager until the earlier of (i) the date specified in the appointment not later than ten years after the date of appointment, and (ii) the date on which the Manager is removed, resigns, or becomes disabled or unable to serve.

3.2     SPECIFIC DUTIES OF MANAGERS

A.    Qualification to Conduct Business in Other Jurisdictions

If required by law, the Manager shall qualify the Company in any jurisdiction as required.

B.    Safekeeping of Funds of the Company

The Manager shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the Manager's immediate possession or control. The funds of the Company shall not be commingled with the funds of any other person and the Manager shall not employ, or permit any other person to employ, such funds in any manner except for the benefit of the Company. The bank accounts of the Company shall be maintained in such banking institutions as are approved by the Member and withdrawals shall be made only in the regular course of the business of the Company and as otherwise authorized in the Agreement on such signature or signatures as the Manager may determine.

C.    Manager to Hire Employee for Record Keeping

The Manager may employ a competent person as an employee or otherwise to be responsible for: authenticating the records of the Company, including keeping correct and complete books of account which show accurately at all times the financial condition of the Company, safeguarding all funds, notes, securities, and other valuables which may from time to time come into possession of the Company, and depositing all funds of the Company with such depositories as the Member shall designate and approve. Such person shall have such other duties as the Manager may from time to time prescribe, but under no circumstance shall such employee have any of the rights, powers, responsibilities, or duties of a Manager or Member as prescribed herein or by law.

D.    Warranted Reliance by the Manager on Others

In performing the duties as a Manager, the Manager shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless they have knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a) one or more employees or other agents of the Company which the Manager reasonably believes to be reliable and competent in the matters presented;

(b) any attorney, public accountant, or other person as to matters which the Manager reasonably believe to be within such person's professional or expert competence; or

(c) a committee duly designated in accordance with a provision of the Articles or the Operating Agreement, as to matters within its designated authority, which committee the Manager reasonably believes to be competent.

E.    Other Activities of Manager Permitted

The Manager may engage in other business activities and shall be obliged to devote only as much of the Manager's time to the business of the Company as shall be reasonably required in good faith, in a manner the Manager reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs the duties of the Manager shall not have any liability by reason of being or having been the Manager of the Company.

3.3	POWERS OF THE MANAGER
A.    Powers of Manager

The Manager shall have all necessary powers to carry out the purposes, business, and objectives of the Company, including, but not limited to, the right to enter into and carry out contracts of all kinds; to employ employees, agents, consultants, and advisors on behalf of the Company; to lend or borrow money and to issue evidences of indebtedness; to bring and defend actions in law or at equity; to buy, own, manage, sell, lease, mortgage, pledge, or otherwise acquire or dispose of the Company property. The Manager may deal with any related person, firm, or corporation on terms and conditions that would be available from an independent responsible third party that is willing to perform. Without limiting the generality of this Subparagraph 3.3.A., the Manager shall have power and authority, on behalf of the Company and subject to the limitations set forth hereinafter, to do the following:

(a)
To acquire property from any Person as the Manager may determine in the best interest of the Company whether or not the Member or the Manager is directly or indirectly affiliated or connected with any such Person;

(b)	To purchase liability and other insurance to protect the property and business of the Company;

(c)	To hold and own any real and personal properties of the Company in the name of the Company;

(d)	To invest any funds of the Company temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper, or other investments;

(e)
To execute on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage, or disposition of property of the Company; assignments; bills of sale; leases; partnership agreements; and any other instruments or documents necessary, in the opinion of the Manager, to the business of the Company;

(f)	To accountants, legal counsel, managing agents, or other experts to perform services for the Company and to compensate them from the funds of the Company;

(g)
To retain and compensate employees and agents generally, and to define their duties, and to cause the same to be the employees or agents of the Manager rather than of the Company if the Manager determines such manner of retention and compensation is in or not opposed to the best interests of the Company;

(h)
To enter into any and all other agreements on behalf of the Company, with any other Person or Entity for any purpose related to the property or business of the Company, in such forms as the Manager may approve;

(i)	To pay reimbursement from the Company of all expenses of the Company reasonably incurred and paid by the Manager on behalf of the Company; and

(j)	To do and perform all other acts as may be necessary or appropriate to the conduct of the business of the Company.

B.     Limitations on Powers of the Manager in Extraordinary Matters

The Manager shall not have authority hereunder to cause the Company to engage in extraordinary transactions as set forth in this Subparagraph 3.3.B or any other transaction described in the Agreement as requiring consent by resolution of the Member. The following listed extraordinary transactions shall require the resolution of the Member and the concurrence of the Manager including, but not limited to, the following:

(a)	To sell, exchange or otherwise dispose of all, or substantially all, of the Company's assets occurring as part of a single transaction or plan;

(b)	To merge the Company with any other limited liability company or limited partnership; and

(c)	To change the character of the business of the Company.

C.     Manager as the Agent of the Company

The Manager is the agent of the Company for the purpose of its business, and the act of the Manager, including the execution in the name of the Company of any instrument for apparently carrying on in the usual way the business of the Company, binds the Company, unless such act is in contravention of the Articles or the Agreement or unless the Manager so acting otherwise lacks the authority to act for the Company and the person with whom the Manager is dealing has knowledge of the fact that the Manager has no such authority. A Manager shall have the authority to sign agreements and other documents on behalf of the Company without joinder of any other Manager provided that if the Manager is appointed as an officer the Manager shall act within the customary scope of the authority of his office.

D.    Acts of a Manager as Conclusive Evidence of Authority

Every contract, deed, mortgage, lease, and other instrument executed by the Manager shall be conclusive evidence in favor of every person relying thereon or claiming thereunder that at the time of the delivery thereof (i) the Company was in existence, (ii) neither the Agreement nor the Articles had been amended in any manner so as to restrict the delegation of authority between the Member or the Manager, and (iii) the execution and delivery of such instrument was duly authorized by the Member and Manager.

E.    Reliance on Certificate of Manager and Member

Any person may always rely on a certificate addressed to such person and signed by the
Manager and the Member hereunder:

(i)     as to who is the Member or the Manager hereunder;

(ii)	as to the existence or non-existence of any fact which constitutes a condition precedent to acts by the Member or the Manager or in any other manner germane to the affairs of the Company;

(iii)	as to who is authorized to execute and deliver any instrument or document of the Company;

(iv)	as to the authenticity of any copy of the Articles, the Agreement, amendments thereto, and any other document relating to the conduct of the affairs of the Company; or

(v)	as to any act or failure to act by the Company or as to any other matter whatsoever involving the Company, the Manager, or the Member in the capacity as a Member or a Manager.

3.4         OFFICERS OF COMPANY

A.    Appointment of Officers

The Member may by resolution appoint officers. The officers of the Company, if deemed necessary by the Member, shall be President, Vice President, Secretary, and Chief Financial Officer. Any individual may hold any number of offices. No officer need be a resident of the State of California. If a Manager is a corporation, such corporation's officers may serve as officers of the Company. The officers shall exercise such powers and perform such duties as shall be determined from time to time by the Manager.

B.    Term, Removal and Filling of Vacancy of Officers

The officers of the Company shall hold office until their successors are chosen and qualify. Any officer, other than an officer who is also a Manager, elected or appointed by the Manager, may be removed at any time by resolution of the Member. An officer who is also a Manager may not be removed as an officer unless and until he or she is removed as Manager or his or her term as Manager expires. Any vacancy occurring in any office of the Company shall be filled by the Member by resolution.

C.    Salaries of Officers
The salaries of all officers and agents of the Company shall be fixed by the Member.
D.    Duties and Powers of President

The President shall be the chief executive officer of the Company, shall have general and active management of the business of the Company, and shall see that all orders and resolutions of the Member and the Manager are carried into effect.

The President shall execute bonds, mortgages, and other contracts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed, and except where the signing and execution thereof shall be expressly delegated by the Member to some other officer or agent of the Company.

E.    Duties and Powers of Vice President

The Vice President, or if there shall be more than one, the Vice Presidents in the order determined by a resolution of the Member shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the Member by resolution may from time to time prescribe.

F.    Duties and Powers of Secretary

The Secretary shall attend any meetings of the Member or Manager, and shall record all the proceedings of the meetings in a book to be kept for that purpose, and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of any meetings of the Member, and shall perform such other duties as may be prescribed by the Manager or President, under whose supervision the Secretary shall be. The Secretary shall have custody of the seal and the Secretary shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature. The Manager may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his or her signature.

G.    Duties and Powers of Chief Financial Officer

The Chief Financial Officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Member.

The Chief Financial Officer shall disburse the funds of the Company as may be ordered by the Manager, taking proper vouchers for such disbursements, and shall render to the President and the Manager, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Company.

If required by a resolution of the Member, the Chief Financial Officer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Member for the faithful performance of the duties of the Chief Financial Officer's office and for the restoration to the Company, in case of his or her death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in his possession or under his or her control, belonging to the Company.

3.5    CONFLICTS OF INTEREST

The Member does not violate a duty or obligation to the Company merely because the Member's conduct furthers the Member's own interests. The Member may lend money to and transact other business with the Company, and the rights and obligations of the Member in such transactions shall be the same as those of a person who is not a member. No transactions with the Company shall be voidable solely because the Member has a direct or indirect interest in the transaction.

ARTICLE IV

Allocations of Net Profits, Net Losses, Distributions, and Capital Accounts

4.1    ALLOCATION OF NET PROFITS AND NET LOSSES

All of Net Profits and Net Losses for any fiscal year shall be allocated to the Member.

4.2    TAX REPORTING BY MEMBER

The Member is aware of the income tax consequences of the allocations made by Paragraph 4.1 and hereby agrees to report Net Profits and Net Losses of the Company on the Member's own tax return as required by applicable law.

4.3    DISTRIBUTIONS SUBJECT TO LIMITATIONS

The Company may make distributions at such time and in such amounts as determined by the Member provided no distribution shall be declared and paid unless after the distribution is made the assets of the Company are in excess of all liabilities both current and foreseeable and all other requirements of the Act and state law are satisfied.

4.4    ESTABLISHMENT AND MAINTENANCE OF CAPITAL ACCOUNT

The Manager shall maintain for the Member a separate Capital Account as provided below, the balance of which shall be computed as follows:

The opening balance is increased (credited) by the amount of money contributed by the Member to the Company and thereafter,

further increased (credited) by:

(i)	The fair market value of property other than money contributed by the Member to the Company as determined by the contributing Member and the Company, and

(ii)    The Net Profits allocated to the Member, and

(iii)	The amount of any liabilities of the Company assumed by the Member or which are secured by property distributed to the Member by the Company, and thereafter decreased (debited) by:

(i)    The amount of money distributed to the Member,

(ii)	The fair market value of property distributed to the Member by the Company as determined by the recipient Member and the Company,

(iii)	The Member's share of expenditures of the Company and losses that are nondeductible,

(iv)
The Member's share of amounts paid or incurred by the Company to organize the Company or to promote the sale of (or to sell) an interest in the Company (except to the extent properly amortizable for income tax purposes),

(v)	The Net Losses allocated to the Member, and

(vi)	The amount of any liabilities the Member assumed by the Company or secured by property contributed by the Member to the Company.

4.5     SUCCESSION TO CAPITAL ACCOUNTS BY TRANSFEREE OF INTEREST

In the event any interest of the Member in the Company is transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

ARTICLE V
Transfer, Assignment, and Termination of Interests and Substitution

5.1     TRANSFER AND ASSIGNMENT OF INTERESTS

The Member's Interest is transferable either voluntarily or by operation of law. The Member may dispose of all or a portion of the Member's Interest subject to the requirements of Paragraph 5.2. Upon the disposition of a portion of the Member's Interest, the transferee shall be admitted as a substitute member as to the transferred interest upon the completion of the transfer and the execution of a new Operating Agreement as provided in Paragraph 2.6. Upon the transfer of the Member's entire Interest (other than transfer solely as a pledge or security interest), the transferor shall cease to be the Member of the Company and shall have no further rights or obligations under the Agreement, except that the transferor shall have the right to such information as may be necessary for the computation of the Member's tax liability.

5.2     RESTRICTIONS ON TRANSFER OF INTERESTS

In addition to any other restrictions in the Agreement, the Member may not assign, convey, sell, encumber, or in any way alienate all or any part of the Member's Interest in the Company without registration under applicable United States federal and state securities laws, unless the Member delivers an opinion of counsel satisfactory to the Company that registration under such laws is not required.

5.3     EFFECTIVE DATE OF PERMITTED TRANSFERS

Any permitted transfer of all or any portion of a Member's Interest in the Company will take effect on the first day of the month following receipt by the Member of written notice of transfer. Any transferee of an Interest in the Company shall take subject to the restrictions on transfer imposed by the Agreement.

5.4     NO EFFECT TO TRANSFERS IN VIOLATION OF AGREEMENT

Upon any transfer by the Member of an Interest in the Company in violation of the Agreement, the transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member, but such transferee shall only be entitled to receive the share of profits or other compensation by way of income and the return of contributions to which the transferor of such Interest in the Company would otherwise be entitled.

5.5     TERMINATION OF INTEREST

Unless otherwise provided in the Agreement, a person ceases to be a Member upon one of the following termination events: a) the resignation or expulsion of the Member, or b) the assignment by the Member of the entire Interest of the Member.

ARTICLE VI
Dissolution and Winding Up

6.1     CONDITIONS OF DISSOLUTION

The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first of the following events to occur:

(i)	The expiration of the period fixed for the duration of the Company term as stated in its Articles;

(ii)	The duly adopted resolution of the Member or Members entitled to vote thereon that the Company should be dissolved; or

(iii)
Upon the occurrence of such other event as may be provided by the Act, except the business of the Company shall in all such cases be continued unless or until one or more of the events described in Items (i) and (ii) shall also occur.

6.2     CERTIFICATE OF DISSOLUTION

As soon as possible following the occurrence of any of the events specified in this Article VI to cause the dissolution of the Company, the Manager shall execute a certificate of dissolution in such form as shall be prescribed by the Secretary of State and make all other additional filings required by the Act.

6.3     WINDING UP

Upon the occurrence of an event of dissolution, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. No Member or Manager shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the business and affairs of the Company. To the extent not inconsistent with the foregoing, all covenants and obligations in the Agreement shall continue in full force and effect until such time as the assets have been distributed and the Company has terminated.
6.4     RESPONSIBILITIES OF MANAGER FOR WINDING UP

The Manager shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the liabilities of the Company and assets, shall cause its assets to be liquidated as promptly as is consistent with obtaining the fair market value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as next provided.

6.5     ORDER OF PAYMENT OF LIABILITIES UPON DISSOLUTION

In settling accounts of the Company after dissolution, the Manager shall settle and pay the liabilities of the Company in the following order, all as required or further limited by the Act or other state law:

(i)	To creditors, in the order of priority as provided by law, except those to the Member of the Company on account of the Member's Capital Contributions; and

(ii)	To the Member of the Company of all remaining assets of the Company only after adequate reserves are set aside for reasonably foreseeable liabilities or claims as required by the Act or state law;

ARTICLE VII

Indemnification

7.1     POWER OF COMPANY TO INDEMNIFY

The Company shall have power to indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative, including an action by or in the right of company, by reason of the fact that such person is or was a Member, a Manager of the Company, or an officer of the Company (a "Covered Person") or is or was serving at the request of the Company as a manager, director, or officer of another person, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

7.2     RIGHT OF COVERED PERSONS TO INDEMNITY

To the extent that a Covered Person has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Paragraph 7.1 or in the defense of a claim, issue, or matter therein, the Covered Person shall be indemnified by the Company against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

7.3     ADVANCE PAYMENT

The Company shall have the power to advance funds to pay expenses reasonably expected to be incurred in defending a civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding as authorized by the Manager or the Member if the Manager is the Covered Person, in the specific case upon receipt of an undertaking by or on behalf of a Covered Person to repay such amount unless it shall ultimately be determined that the Covered Person is entitled to be indemnified by the Company as authorized in this Article VII.

7.4     POWER TO PURCHASE INSURANCE

The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a Covered Person or is or was serving at the request of the Company as a manager, director, or officer of another person against any liability asserted against such person and incurred by such person in such capacity whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article VII or the Act.

ARTICLE VIII
Accounting, Records and Reporting

8.1     ACCOUNTING DECISIONS AND RELIANCE ON OTHERS

The Manager shall make all decisions as to accounting matters, except as otherwise specifically set forth herein. The Manager may rely upon the advice of the independent accountants of the Company as to whether such decisions are in accordance with accounting methods followed for federal and state income tax purposes.

8.2     MAINTENANCE OF BOOKS AND RECORDS AND ACCOUNTING

The Manager shall cause the books and records of the Company to be kept, and the financial position and the results of its operations recorded and applied in a consistent manner that reflect all transactions of the Company and be appropriate and adequate for the purposes of the Company. The fiscal year of the Company for financial reporting and for federal income tax purposes shall be the calendar year.

8.3     PROVISION OF ACCESS FOR MEMBER TO ACCOUNTING RECORDS

The Manager shall cause all books and records of the Company to be maintained at any office of the Company or at the Company's principal place of business, and the Member, and the Member's duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times. The Member (or the Member's duly authorized representative) has the right to obtain from the Company from time to time for any purpose reasonably related to the interest of the Member such information and records as the Company may maintain.

8.4     REQUIRED DELIVERY OF ANNUAL TAX INFORMATION TO MEMBER

The Manager shall use best efforts to deliver to the Member within 90 days after the end of each fiscal year all information necessary for the preparation of such Member's federal income tax return. the Company shall also use its best efforts to prepare, within 120 days after the end of each fiscal year, a financial report of the Company for such fiscal year, containing a balance sheet as of the last day of the year then ended, an income statement for the year then ended, a statement of cash flows, and a statement of reconciliation of the Capital Account of the Member.

8.5    TAX MATTERS

Unless an election is filed with the Internal Revenue Service to the contrary and except as provided below or under any other applicable state and federal law, the Manager shall treat the Company as a "disregarded entity" for federal tax reporting purposes. Notwithstanding its "disregarded entity" status, the Company shall, if it has employees, obtain its own Taxpayer Identification Number, withhold payroll taxes, and pay over to the appropriate tax authorities withheld taxes and the employer's share of payroll tax, timely provide required reporting to its employees and file reports with the tax authorities. Further, notwithstanding "disregarded entity" status, the Company shall as required by applicable law, register with the appropriate tax authorities, file returns, and pay any property, excise, sales, or use taxes imposed on assets or transactions of the Company. Finally, notwithstanding the "disregarded entity" status of the Company generally for California tax purposes, the Company shall annually file FTB 3522-LLC Minimum Tax Voucher with the minimum tax due and Form 568 with any annual fee due.

8.6    PERIODIC FILING BY COMPANY

The Manager, on behalf of the Company, shall, within ninety (90) days after filing the original Articles and bi-annually thereafter, file with the Secretary of State a statement on a form prescribed by the Secretary of State and enclose any required filing fee. The statement required to be filed must contain all of the information required by the Act.

ARTICLE IX
Miscellaneous

9.1    ADDITIONAL DOCUMENTS AND ACTS

The Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of the Agreement and the transactions contemplated hereby.

9.2    ACTION OR CONSENT BY MEMBER

All actions, consents or the like taken by the Member under the Agreement shall be by resolution signed and dated by the Member.

9.3    AMENDMENTS TO THE AGREEMENT

All amendments to the Agreement shall be in writing and signed and dated by the Member.

9.4    BINDING EFFECT OF AGREEMENT

Subject to the provisions of the Agreement relating to transferability, the Agreement will be binding upon and inure to the benefit of the Member and the Member's respective distributees, successors, and assigns, but only to the extent that assignment and approval by the Member is in accordance with the Act, the Articles, and the Agreement.

9.5    COMPLETE AGREEMENT

The Agreement and the Articles constitute the complete and exclusive statement of agreement between the Member and the Company. The Agreement and the Articles replace and supersede all prior agreements by the Member and the Company. The Agreement and the Articles supersede all prior written and oral statements and no representation, statement, or condition or warranty not contained in the Agreement or the Articles will be binding on the Member or have any force or effect whatsoever.

9.6    EXHIBITS INCORPORATED

All Exhibits attached to the Agreement are incorporated and shall be treated as if set forth herein.

9.7    GENDER AND NUMBER IN NOUNS AND PRONOUNS

Common nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. Any reference to the Act, laws of the State of California or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

9.8    HEADINGS FOR CONVENIENCE ONLY

All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of the Agreement.

9.9    MULTIPLE COUNTERPARTS

The Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. However, in making proof hereof it will be necessary to produce only one copy hereof signed by the party to be charged.

9.10    NO THIRD PARTY BENEFICIARY

The Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of the Agreement as a third party beneficiary or otherwise.

9.11    NOT FOR BENEFIT OF CREDITORS

The provisions of the Agreement are intended only for the regulation of relations among the Member, the Company, and the Manager. The Agreement is not intended for the benefit of non-Member creditors and does not grant any rights to or confer any benefits on creditors or any other person who is not the Member, a Manager, or an officer.

9.12    NOTICES UNDER THE AGREEMENT

Any notice to be given or to be served upon the Company or any party hereto in connection with the Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to the Member at the address specified in Exhibit A hereto. The Member or the Company may, at any time by giving 5 days' prior written notice to the other, designate any other address in substitution of the foregoing address to which such notice will be given. If the notice can no longer be provided as stated therein, the notice shall be published in a publication of general circulation in the State of California or in a place where the limited liability company has a place of business. Any notice requiring a shareholder to take action in order to secure a right or privilege shall be published or given in time to allow a reasonable opportunity for such action to be taken.

9.13    NO PUBLICITY

Neither of the parties to the Agreement will make any disclosure of the transactions contemplated by the Agreement or any discussions in connection therewith, without the prior written consent of each of the other parties. The preceding sentence shall not apply to any disclosure required to be made by the Act or other applicable law as reasonably determined by counsel to the party determining that such disclosure is required, except that such party, whenever practicable, shall be required to consult with the other party concerning the timing and content of such disclosure before making it.

9.14    REFERENCES TO THE AGREEMENT

Numbered or lettered articles, paragraphs and subparagraphs herein contained refer to articles, paragraphs and subparagraphs of the Agreement unless otherwise expressly stated.

9.15    RELIANCE ON AUTHORITY OF PERSONS SIGNING AGREEMENT

In the event that the Member is not a natural person, neither the Company nor the Member will (a) be required to determine the authority of the individual signing the Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or (b) be required to see to the application or distribution of proceeds paid or credited to· individuals signing the Agreement on behalf of such entity.

9.16    SEVERABILITY OF PROVISIONS

If any provision of the Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of the Agreement, such provision will be fully severable; the Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of the Agreement; and the remaining provisions of the Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from the Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of the Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

IN WITNESS WHEREOF, the sole Member of Molina Information Systems, LLC and the Company have executed the Agreement, effective December 17, 2009.

INITIAL SOLE MEMBER:

Molina Healthcare, Inc.

COMPANY: MOLINA INFORMATION SYSTEMS, LLC

By: /s/ Molina Healthcare, Inc.

Molina Healthcare, Inc., Member

* * *

EXHIBIT A

CAPITAL CONTRIBUTION OF MEMBERS MOLINA INFORMATION SYSTEMS, LLC

MEMBER'S NAME	MEMBER'S ADDRESS	MEMBER'S CAPITAL CONTRIBUTION	MEMBER'S PERCENTAGE VOTING INTEREST
Molina Healthcare, Inc.	200 Oceangate	$131,536,551.00	100%
	Long Beach, CA 90802

	TOTALS:	$131,536,551.00	100%